Exhibit 99.3


                  STOCKHOLDERS AGREEMENT AND IRREVOCABLE PROXY
                  --------------------------------------------

                     STOCKHOLDERS AGREEMENT AND IRREVOCABLE PROXY dated May 25, 2000 among Leucadia National Corporation, a New York corporation ("Parent") and the other parties signatory hereto (individually and collectively, the "Stockholder").

                              W I T N E S S E T H:
                              - - - - - - - - - -

                     WHEREAS, concurrently herewith, Parent, Leucadia Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and Reliance Group Holdings, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which Sub will be merged with and into the Company, or such other form of transaction as may result pursuant to the terms of the Merger Agreement (the "Merger"); and

                     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement;

                     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                     1. DEFINITIONS. For purposes of this Agreement:

                     (a) "Company Common Stock" shall mean at any time the common stock, $.10 par value, of the Company.

                     (b) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

                     2. PROVISIONS CONCERNING COMPANY COMMON STOCK. (a) The Stockholder hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of the Effective Time or termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, the Stockholder shall vote (or cause to be voted) the shares of Company Common Stock beneficially owned by the Stockholder (such shares the "Existing Shares", and together with any shares of Company Common Stock acquired by the Stockholder after the date hereof and prior to the termination of this Agreement, whether upon the exercise of options,


NY2:\913428\11\JKT011!.DOC\76830.0001
warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise the "Shares"): (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the Stock Option Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement, the Stock Option Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Stock Option Agreement (after giving effect to any materiality or similar qualifications contained therein) or of the Stockholder under this Agreement; and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries (as defined in the Merger Agreement); (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C)(1) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws; (2) any other material change in the Company's corporate structure or business; or (3) any other action involving the Company or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement, the Stock Option Agreement and the Merger Agreement. The Stockholder shall not enter into any agreement or understanding with any person or entity the effect of which would be to violate the provisions and agreements contained in this Section 2.

                     (b) In order to permit Parent to exercise voting rights hereto, the Stockholder hereby grants to Parent an irrevocable proxy coupled with an interest to vote all or any part of the Shares and to exercise all other rights, powers, privileges and remedies to which the Stockholder as holder of the Shares is entitled with respect to the matters contained in Section 2(a) hereof (including giving or withholding written consents of shareholders, calling special meetings of shareholders, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Shares on the record books of the Company) by any other person (including the Company or any officer or agent thereof), and which proxy shall only terminate upon the first to occur of the Effective Time or the termination of the Merger Agreement in accordance with its terms. The grant to Parent of the irrevocable proxy is subject to the satisfaction of the conditions in Section 5 hereof.

                     3. GRANT OF OPTION. The Stockholder hereby grants Parent an irrevocable option (the "Stock Option") to purchase up to the number of shares of common stock, $.10 par value per share, of the Company (the "Company Common Stock") set forth opposite such Stockholder's name on Schedule I hereto, or such other greater number of shares of Company Common Stock equal to all of the issued and outstanding shares of Company Common Stock beneficially owned by the

Stockholder at the time of exercise of the Stock Option, in the manner set forth below, at a price of $2.50 per share (the "Exercise Price"), payable in cash.

                     If the Stock Option is exercised and Parent acquires shares of Company Common Stock hereunder, the stockholder shall be entitled to receive upon any disposition or sale to an unaffiliated party within one year after exercise ("Sale") of such share, an amount equal to 50% of the difference between the proceeds received in the Sale (net of selling expenses, if any) and the Exercise Price. Parent shall pay such amount to the Stockholder in cash not later than one business day after receipt by Parent of all proceeds from any such Sale.

                     4. EXERCISE OF OPTION. (a) The Stock Option may be exercised by Parent, in whole or in part, at any time or from time to time after
(i) the Merger Agreement is terminated in accordance with any of the following Sections of the Merger Agreement: 8.2(b); 8.3(a); 8.4(a), (ii) the Company is in material breach of Section 6.5 of the Merger Agreement or (iii) Stockholder is in material breach of Section 7(g) of this Agreement (a "Triggering Event").

                     In the event Parent wishes to exercise the Stock Option, Parent shall deliver to the Stockholder a written notice (an "Exercise Notice") specifying the total number of shares of Company Common Stock it wishes to purchase. If the Stock Option is exercised by Parent in part, each Stockholder shall be required to sell and deliver its pro rata portion of Company Common Stock, based on the amount set forth opposite each Stockholder's name on
Schedule I hereto. Each closing of a purchase of shares of Company Common Stock (a "Closing") shall occur at a place, on a date and at a time designated by Parent in an Exercise Notice delivered at least two business days prior to the date of the Closing.

                     (b) The Stock Option shall terminate upon the earlier of:
(i) the Effective Time, (ii) the termination of the Merger Agreement for reason other than a termination as a result of a Triggering Event, (iii) 186 days following the occurrence of a Triggering Event, or if, at the expiration of such 186 day period the Stock Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation (including, without limitation, the need for any consent, approval, exemption, waiting period expiration or similar authorization required under the insurance laws or regulations of any jurisdiction), or because the applicable waiting period under the HSR Act has not expired or been terminated (so long as such failure to expire or terminate is not a result of Parent having withdrawn its HSR filing and not resubmitting such filing), 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, or (iv) the approval and adoption of the Merger Agreement by the Company Requisite Vote.

                     5. CONDITIONS TO CLOSING. The obligation of the Stockholder to sell shares of Company Common Stock to Parent hereunder is subject to the conditions that (i) all waiting periods, if any, under the HSR Act applicable to the purchase of shares of Company Common Stock hereunder shall have expired or have been terminated, and all authorizations of or filings with any Governmental Entity set forth on Schedule 7.1 of the Merger Agreement shall have been obtained or made, as the case may be; (ii) Parent and Merger Sub are not in material breach of the Merger Agreement; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such sale shall be in effect.

                     6. CLOSING. At any Closing:

                     (a) the Stockholder will deliver to Parent certificates in definitive form representing the number of shares of the Company Common Stock designated by Parent in its Exercise Notice, such certificates to be registered in the name of Parent, Sub or such other affiliate of Parent as Parent shall designate in the Exercise Notice, and

                     (b) Parent will deliver to the Stockholder the aggregate Exercise Price for the shares of the Company Common Stock so designated and being purchased at such Closing by wire transfer of immediately available funds.

                     7. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder represents and warrants to Parent that:

                     (a) the Stockholder is the record or beneficial holder of the number of Existing Shares set forth opposite such Stockholder name on
Schedule I hereto, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrance whatsoever, except as set forth on Schedule I. On the date hereof, the number of Existing Shares set forth opposite such Stockholder's name on Schedule I hereto constitute all the Shares owned of record or beneficially by such Stockholder. The Stockholder has voting power and power to issue instructions, power of disposition, power of conversion, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares set forth opposite Stockholder's name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities and insurance holding company law and the terms of this Agreement and except as set forth on Schedule I.

                     (b) the Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder's obligations under this Agreement, the execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary Stockholder action on the part of the Stockholder and no other actions on the part of the Stockholder are necessary to authorize this Agreement or any of the transactions contemplated hereby;

                     (c) this Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, is enforceable against the Stockholder in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, fraudulent conveyance, rehabilitation, reorganization, moratorium and similar Laws now or hereafter in effect relating to or affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person before which any proceeding therefor may be brought.

                     (d) the Stockholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (except as set forth on Schedule I), and upon delivery of such shares of Company Common Stock to Parent upon exercise of the Stock Option, Parent will acquire valid title to all of such shares, free and clear of any and all Liens of any nature whatsoever;

                     (e) the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not (1) violate any agreement to which the Stockholder is a party or by which it or its assets are bound, including without limitation, any voting agreement, stockholders agreement or voting trust or the governing documents, if any, of any Stockholder, (2) conflict with or violate any statute, rule, regulation, order, judgment or decree applicable to the Stockholder or by which it or any of its assets or properties is bound or affected other than any insurance holding company laws, or (3) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or other encumbrance on any of the property or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its assets or properties is bound or affected;

                     (f) the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority except for pre-merger notification requirements of the HSR Act and filings with insurance departments required in connection with the sale of Shares of Company Common Stock hereunder and applicable filings under the Exchange Act;

                     (g) until the earlier of the Effective Time or termination of the Merger Agreement in accordance with its terms, the Stockholder shall not directly or indirectly, solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) with respect to the Company that constitutes an Acquisition Proposal, except that if the Stockholder is a director of the Company, he may take actions in such capacity to the extent permitted by Section 6.5 of the Merger Agreement;

                     (h) beginning on the date hereof and ending on the last date the Stock Option is exercisable pursuant to Section 4 hereof, the Stockholder shall not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares or any interest therein, or borrow any additional sums against any Shares identified as being subject to this Agreement; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares or, if Parent has delivered an Exercise Notice with respect to shares of Company Common Stock, without the written consent of Parent, vote such Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement. Notwithstanding the foregoing, Stockholder shall be permitted hereunder to grant a revocable proxy to management solely for the purpose of voting for the election of directors at an annual meeting of stockholders of the Company, provided that such vote is consistent with the terms and purpose of this Agreement;

                     (i) the Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have;

                     (j) the Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement; and

                     (k) from time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                     8. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Stockholder that:

                     (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

                     (b) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or any of the transactions contemplated hereby;

                     (c) this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, is enforceable against Parent in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                     (d) the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not (1) violate the certificate of incorporation or by-laws of Parent, (2) subject to HSR and insurance department filings required in connection with the sale of Shares of Company Common Stock hereunder, conflict with or violate any statute, rule, regulation, order, judgment or decree applicable to Parent or by which it or any of its properties or assets is bound or affected or (3) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any of the property or assets of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument or obligation to which Parent is a party or by which Parent or any of its properties or assets is bound or affected; and

                     (e) the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except for pre-merger notification requirements of the HSR Act and filings with insurance departments required in connection with the sale of Shares of Company Common Stock hereunder;

                     (f) any shares of the Company Common Stock acquired upon exercise of the Stock Option will be, and the Stock Option is being, acquired by Parent for its own account and not with a view to the public distribution or resale thereof in any manner which would be in violation of applicable United States securities laws.

                     9. STOP TRANSFER; CHANGES IN SHARES. The Stockholder agrees with, and covenants to, Parent that beginning on the date hereof and ending on the last date the Stock Option is exercisable pursuant to Section 4 hereof, the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. Stockholder shall be entitled to receive any dividend paid by the Company during the term of this Agreement until Shares are purchased hereunder.

                     10. FIDUCIARY DUTIES. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements set forth herein shall not prevent any of the Stockholders or Stockholder's designees serving on the Company's Board of Directors from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such person's capacity as a director of the Company.

                     11. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in Company Common Stock by reason of stock dividends, stock splits, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Stock Option, and the Exercise Price per share, shall be adjusted appropriately.

                     12. BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party, except that Parent may assign its rights hereunder to any wholly-owned subsidiary of Parent. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

                     13. SPECIFIC PERFORMANCE. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

                     14. ENTIRE AGREEMENT. This Agreement and the Registration Rights Agreements (together with the other documents and instruments referred to in the Merger Agreement, and the exhibits and disclosure schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                     15. FURTHER ASSURANCES. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.


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
                     16. NO REMEDY IN CERTAIN CIRCUMSTANCES. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

                     17. NOTICES. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied (answerback received) or, if mailed, five business days after the date of mailing, to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

               (a)       if to Parent, to:
                         Leucadia National Corporation
                         315 Park Avenue South
                         New York, New York  10010
                         Attn:  President
                         Facsimile: (212) 598-3241


                         with copies (which shall not constitute notice) to:

                         Weil, Gotshal & Manges LLP
                         767 Fifth Avenue
                         New York, New York  10153
                         Attn: Stephen E. Jacobs, Esq.
                         Telecopy:  (212) 310-8007
                         Telephone: (212) 310-8000



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
               (b)       if to the Stockholder, to the addresses set forth in
                         Schedule I hereto:

                         with a copy (which shall not constitute notice) to:

                         Dewey Ballantine LLP
                         1301 Avenue of the Americas
                         New York, NY  10019
                         Attn:  Jonathan L. Freedman, Esq.
                         Facsimile:  (212) 259-6333

                     18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

                     19. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                     20. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

                     21. AMENDMENTS; WAIVER. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.


                            [signature page follows]












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
                     IN WITNESS WHEREOF, Parent and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.



                                LEUCADIA NATIONAL CORPORATION

                                By: /s/ Joseph A. Orlando
                                    -----------------------------------------
                                    Name: Joseph A. Orlando


                                    /s/ Saul P. Steinberg
                                    -----------------------------------------
                                    Name: Saul P. Steinberg
                                          Individually and on behalf of
                                          Steinberg Family Partners, L.P.


                                    /s/ Robert M. Steinberg
                                    -----------------------------------------
                                    Name: Robert M. Steinberg


                                    /s/ Lynda Jurist
                                    -----------------------------------------
                                    Name: Lynda Jurist

                                                                    SCHEDULE I
                                                                    ----------

Name of                                   No. of               Pledged
Shareholder                               Shares               Shares                Pledgee               Amount
-----------                               ------               ------                -------               ------
1.  Saul P. Steinberg, on behalf        26,275,053            8,700,000             Provident             $5 mm
of Steinberg Family Partners, L.P.
                                         3,000,000            8,000,000             Bear Stearns          $5 mm
                                       -----------

                                        29,275,053            6,710,000             Smith Barney          $4,072,107


2.  Robert M. Steinberg                  4,838,840            4,838,840             M&T Bank              $7,000,000
3.  Lynda Jurist                         4,125,684            2.3 million           M&T Bank              $3,000,000


                                        38,239,577            33.33%
                                        ----------            -----
